Exhibit (a)(5)(iv)

Cypress Announces Preliminary Results of Tender Offer for Convertible Notes

SAN JOSE, Calif., September 15, 2008 – Cypress Semiconductor Corp. (NYSE-CY) announced today the preliminary results of its offer to purchase (the “Offer”) up to $531,250,000 aggregate principal amount of its outstanding 1.00% Convertible Senior Notes due September 15, 2009 (the “Notes”) which expired at 5:00pm, New York City time, on Friday September 12, 2008.

Based on the preliminary count by the depositary for the tender offer, $582,478,000 aggregate principal amount of Notes were validly tendered and not properly withdrawn, including $1,783,000 principal amount of Notes that were tendered through notice of guaranteed delivery. In accordance with the terms of the Offer, Cypress will accept $531,250,000 of the validly tendered Notes at a purchase price per $1,000 principal amount of Notes of $1,321.22, plus accrued and unpaid interest on the Notes from September 15, 2008 to, but excluding, the date of purchase.

Because more than $531,250,000 principal amount of Notes were tendered, Cypress will purchase Notes on a pro rata basis. The proration of Notes will be based on the ratio of the principal amount of Notes validly tendered and not properly withdrawn by a holder to the total principal amount of Notes validly tendered and not properly withdrawn by all Note holders.

The amount of Notes to be purchased by Cypress is preliminary. The determination of the final amount of Notes to be purchased is subject to confirmation by the depositary of the proper delivery of the Notes validly tendered and properly withdrawn. The actual amount of Notes validly tendered and not properly withdrawn will be announced following the completion of the confirmation process. Payment for the Notes accepted for purchase will occur promptly thereafter. Payment for the Notes will be made in cash.

Credit Suisse Securities (USA) LLC is the Dealer Manager for the Offer. Questions regarding the Offer may be directed to Credit Suisse Securities (USA) LLC at (888) 537-0428 (toll-free).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT CYPRESS WILL DISTRIBUTE TO NOTEHOLDERS AFTER CYPRESS FILES WITH THE SECURITIES AND EXCHANGE COMMISSION ITS AMENDED “SCHEDULE TO” AND OFFER TO PURCHASE. NOTEHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. CYPRESS HAS FILED ITS “SCHEDULE TO” AND OFFER TO PURCHASE WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2008, ITS AMENDMENT NO. 1 TO ITS SCHEDULE TO ON AUGUST 20, 2008, ITS AMENDMENT NO. 2 TO ITS SCHEDULE TO ON AUGUST 26, 2008, ITS AMENDMENT NO. 3 TO ITS SCHEDULE TO ON AUGUST 29, 2008, ITS AMENDMENT NO. 4 TO ITS SCHEDULE TO ON SEPTEMBER 8, 2008, ITS AMENDMENT NO. 5 TO ITS SCHEDULE TO ON SEPTEMBER 11, 2008 AND ITS AMENDMENT NO. 6 TO ITS SCHEDULE TO ON SEPTEMBER 15, 2008, NOTEHOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON “SCHEDULE TO” INCLUDING ALL AMENDMENTS THERETO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT CYPRESS WILL BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION

AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING GEORGESON INC., THE INFORMATION AGENT FOR THE TENDER OFFER, AT 1-866-257-5448. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Cypress:

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC® Programmable System-on-Chip™, USB controllers, general-purpose programmable clocks and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB™ radio system-on-chip, to West Bridge™ and EZ-USB® FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets including consumer, computation, data communications, automotive, industrial, and solar power. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Forward Looking Statements:

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include statements regarding Cypress’s expectations regarding the timing for filing its Schedule TO, Offer to Purchase and other tender offer documents and launching and completing its tender offer for the Notes. These forward-looking statements are not guarantees and are subject to risks, uncertainties and assumptions that could cause the timing of the filing of the Schedule TO, Offer to Purchase and other tender documents and launching and completing the tender offer to differ materially and adversely from the timing expressed in the forward-looking statements in this press release. Factors that could cause actual results to differ materially include risks and uncertainties, including but not limited to risks associated with the completion of the review and preparation of such filings and the review and completion of our application by the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to Cypress’s expectations as of the date hereof. Cypress undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Notwithstanding anything in this press release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995, do not apply to statements made in connection with a tender offer.

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